Exhibit 99.1

News Release

Contact:	Ed Gadowski	Corporate Affairs
	212-330-1123	One Mellon Center
	gadowski.e@mellon.com	Pittsburgh, PA 15258-0001

MELLON FINANCIAL CORPORATION INTRODUCES

HUMAN RESOURCES & INVESTOR SOLUTIONS

PITTSBURGH, October 1, 2003 – Mellon Financial Corporation announced that effective immediately its integrated human resources and investor services business worldwide will operate as Mellon, with the new name Human Resources & Investor Solutions. The four businesses that constitute Human Resources & Investor Solutions were Buck Consultants, Mellon Investor Services, Mellon HR Solutions and Vinings Mellon.

“This new name supports our value proposition – fusing human and financial capital expertise to provide a unique perspective for clients,” said James Aramanda, Mellon Vice Chairman and head of Human Resources & Investor Solutions. “Our professionals will work with clients globally to design, build and operate complete solutions that solve their most complex HR business challenges.”

The human resources services sector represents a significant growth opportunity for Mellon, and an area in which it continues to make substantial investments. Mellon already holds global top ten rankings in investor services and in human resources consulting and outsourcing.

“Human Resources & Investor Solutions is much more than just a new name,” Aramanda said. “It’s truly an integrated approach to serving the marketplace. Our distinct competitive advantage is the end-to-end solutions we offer to clients, solutions that reflect the full range of Mellon’s financial expertise in addressing human capital issues.”

Mellon has launched a new Human Resources & Investor Solutions advertising campaign, with ads appearing in The Wall Street Journal and selected trade publications. The new name will also take effect immediately for the human resources and investor services businesses in Canada, Australia, the U.K. and Asia.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.1 trillion in assets under management, administration or custody, including $612 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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